Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-125672, 333-215433 and 333-238802) of Crawford United Corporation (the "Company") of our report dated March 21 2023, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ MEADEN & MOORE, LTD.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 21, 2023